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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ITERIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
OF ITERIS, INC.
TO BE HELD NOVEMBER 8, 2017

To the Stockholders of Iteris, Inc.:

        NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Iteris, Inc., a Delaware corporation, will be held on November 8, 2017 at 10:00 a.m. Pacific Time, at our principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

  1.
  To elect Joe Bergera, Kevin C. Daly, Ph.D., Scott E. Deeter, Gerard M. Mooney, Thomas L. Thomas and Mikel H. Williams to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until his successor is elected and qualified.

  2.
  To approve the Iteris, Inc. Employee Stock Purchase Plan.

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

  4.
  To transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

        All stockholders of record as of the close of business on September 11, 2017 are entitled to notice of and to vote at the Annual Meeting and at any postponement(s) or adjournment(s) thereof. You are cordially invited to be present and to vote at this Annual Meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card. If your shares are held in "street name" (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), in lieu of a proxy card you should receive from that institution an instruction form for voting by mail and you may also be eligible to vote your shares electronically over the Internet or by telephone. If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted. For further information, please see the discussion of voting rights and proxies beginning on page 1 of the enclosed proxy statement.

Santa Ana, California September 29, 2017	BY ORDER OF THE BOARD OF DIRECTORS

Joe Bergera Chief Executive Officer

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ITERIS, INC.
1700 Carnegie Avenue, Suite 100
Santa Ana, California 92705

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 8, 2017

General

        These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Iteris, Inc., a Delaware corporation ("Iteris," the "Company," "we," "our" and "us"), to be voted at the 2017 Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 8, 2017 and at any adjournment(s) or postponement(s) of the meeting. The Annual Meeting will be held at 10:00 a.m. Pacific Time, at our principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705. These proxy materials and the form of proxy are expected to be mailed to our stockholders, who are entitled to vote at the Annual Meeting, on or about September 29, 2017.

Purpose of Meeting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders and are described in more detail in this proxy statement.

Internet Availability of Materials

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 8, 2017: The proxy statement, proxy card, and Annual Report on Form 10-K and Form 10-K/A, as amended, for the fiscal year ended March 31, 2017 (the "Annual Report") are available at www.edocumentview.com/ITI, or at www.envisionreports.com/ITI for registered holders (Internet voting included).

Voting Rights

        The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as September 11, 2017. At the close of business on the record date, 32,566,210(1) shares of our Common Stock, par value $0.10 per share, were outstanding and no shares of our Preferred Stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the record date.

        The presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

        In the election of directors under Proposal One, directors will be elected by a plurality of the votes cast at the Annual Meeting, unless cumulative voting is in effect. Pursuant to our bylaws, no

(1)
NTD: This amount is as of August 1, 2017. To be updated as of the record date.

stockholder is entitled to cumulate his or her votes for candidates other than those whose names have been placed in nomination prior to the commencement of voting and unless at least one stockholder has given notice prior to commencement of voting of his or her intention to cumulate votes. If any stockholder has given such notice, then each stockholder may cumulate votes by multiplying the number of shares of common stock the stockholder is entitled to vote by the number of directors to be elected. The number of cumulative votes thus determined may be voted all for one candidate or distributed among several candidates, at the discretion of the stockholder. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. If cumulative voting is in effect, the persons named in the accompanying proxy will vote the shares of common stock covered by proxies received by them (unless authority to vote for directors is withheld) among the named candidates as they determine.

        With regard to each of the other proposals, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

        If you hold your shares in "street name" (i.e., your shares are held in the name of a brokerage firm, bank or other nominee (each, a "custodian")), your custodian is considered to be the stockholder of record for purposes of voting at the Annual Meeting. Your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian is permitted to vote your shares with respect to "routine" matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm under Proposal Three. However, if you do not give instructions to your custodian, your custodian will NOT be permitted to vote your shares with respect to "non-routine" matters. All other proposals described in this proxy statement are considered non-routine matters. Accordingly, if you do not give your custodian specific instructions for voting on each of the other proposals, then your shares will be treated as "broker non-votes" with respect to such proposal(s) and will not be voted on the proposal(s) for which you did not provide instructions.

        All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Voting

        You may vote by one of the following ways: (i) by mail, (ii) electronically over the Internet or by telephone, or (iii) by ballot in person at the Annual Meeting. If you are a "registered holder" (i.e., your shares are registered in your own name through our transfer agent), you may vote by returning a completed proxy card in the enclosed postage-paid envelope or through the Internet at www.envisionreports.com/ITI. If your shares are held in "street name", in lieu of a proxy card you should receive a voting instruction form from that custodian by mail. The voting instruction form should indicate whether the custodian has a process for beneficial holders to vote over the Internet or by telephone. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

        If you are a registered holder, you may also vote your shares in person at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Proxies

        Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that custodian an instruction form for voting by mail, the Internet or by telephone. If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated, and timely returned (or otherwise properly voted by Internet or telephone) will be counted in the quorum and voted. Properly executed proxies will be voted in the manner directed by the stockholders. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the directors proposed by our Board of Directors (the "Board") under Proposal One and (ii) FOR the approval of each of the other proposals as described in this proxy statement and the accompanying notice.

        The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting as well as any procedural matters. We have not been notified by any stockholder of an intent to present a stockholder proposal at the Annual Meeting.

        If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Secretary at our principal executive offices. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

        The enclosed proxy is being solicited by our Board of Directors. We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing, and mailing this proxy statement, the proxy card, and any additional material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, e-mail or any other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services.

        In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

 PROPOSAL ONE:
ELECTION OF DIRECTORS

        On February 23, 2017, the Board increased the number of directors from six to seven and appointed Scott E. Deeter to fill the vacancy created by the increase. Pursuant to a letter agreement dated August 16, 2017 between the Company and D. Kyle Cerminara (the "Agreement"), Mr. Cerminara agreed not to stand for re-election at the Annual Meeting. As a result of the decision set forth in the Agreement, on August 21, 2017, the Board adopted a resolution to set the number of directors on the Board at six (6), effective upon the Annual Meeting.

        Six persons have been nominated for election at the Annual Meeting. All directors are elected annually and hold office until the next annual meeting of stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. On the recommendation of the Nominating and Corporate Governance Committee (the "NCG Committee"), our Board of Directors selected and approved the following persons as nominees for election at the Annual Meeting: (1) Joe Bergera, (2) Kevin C. Daly, Ph.D., (3) Scott E. Deeter, (4) Gerard M. Mooney, (5) Thomas L. Thomas and (6) Mikel H. Williams. Each nominee is currently a member of our Board of Directors and has agreed to serve if elected.

        We have no reason to believe that any of the director nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named above.

Stockholder Approval

        The six candidates receiving the highest number of votes cast at the Annual Meeting will be elected as our directors. However, if cumulative voting is in effect, the proxy holders will have the right to cumulate and allocate votes among those nominees standing for election as such proxy holders in their discretion elect (as described above).

Recommendation of the Board of Directors

        Our Board of Directors recommends a vote "FOR" the director nominees listed above.

Director Nominees

        The table and narrative below set forth information as of July 31, 2017 regarding each director nominee, including the year they first became directors of Iteris, their business experience during at least the past five years, the public company boards they currently serve on or have served on during the past five years, and certain other biographical information and attributes that the NCG Committee determined qualify them to serve as directors. The NCG Committee believes that these persons have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of experience and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

Name	Age	Current Position(s) with Iteris
J. Joseph ("Joe") Bergera	53	Chief Executive Officer, President and Director
Kevin C. Daly, Ph.D.(1)(2)(3)(4)	73	Director
Scott E. Deeter	53	Director
Gerard M. Mooney(1)(3)(4)	64	Director
Thomas L. Thomas(2)(4)	68	Director
Mikel H. Williams(1)(3)	60	Director

(1)
Current member of the Audit Committee

(2)
Current member of the Compensation Committee

(3)
Current member of the Nominating and Corporate Governance Committee

(4)
Current member of the Finance and Strategy Committee

        Joe Bergera has served as our President and Chief Executive Officer and as a director since September 2015. Prior to joining us, Mr. Bergera served as Group Vice President, Software of Roper Technologies, Inc. (formerly, Roper Industries) since September 2011 and as President of iTradeNetwork, a Roper subsidiary, since August 2013. He was the Executive Vice President and General Manager, Tax Solutions at CCH Wolters Kluwer from March 2011 to September 2011 and served in senior executive positions with Sage Software from 2004 to March 2011, most recently as Executive Vice President, Global CRM. Mr. Bergera holds a B.A. degree in Government from Colby College, an M.B.A. from the Booth School of Business at the University of Chicago and an A.M. in Public Policy from the Harris School of Public Policy at the University of Chicago. Mr. Bergera has over 20 years of experience in technology-related companies and provides extensive management and global software and service industry knowledge to the Board.

        Kevin C. Daly, Ph.D served as our interim Chief Executive Officer from February 2015 to September 2015. Prior to his service as our interim CEO, Dr. Daly served as the CEO of Maxxess Systems, Inc., a provider of electronic security systems, from November 2005. Between August 2007 and August 2009, Dr. Daly also served as CEO of iStor Networks, Inc., a manufacturer of IP SAN storage systems. Prior to that, he served as the CEO of several technology companies, including Avamar Technologies, Inc. and ATL Products, Inc. Dr. Daly served on the board of directors of sTec, Inc., a provider of solid state disk systems, from May 2010 until the acquisition of sTec in September 2013 by Western Digital Corporation. Dr. Daly received a B.S. degree in Electrical Engineering from the University of Notre Dame and M.S., M.A. and Ph.D degrees in Engineering from Princeton University. He has served as a director of Iteris since 1993. Having served as the CEO of several technology companies and as a director of both private and public companies, Dr. Daly offers to the Board a wealth of management and leadership experience, as well as an understanding of issues faced by such companies.

        Scott E. Deeter has served as a director since February 23, 2017. Mr. Deeter has served as Ventria Bioscience Inc.'s President and CEO and as a director since 2002. Ventria is the first company to commercialize recombinant proteins derived from a plant-based manufacturing system. From 1999 to 2001, he served as President and CEO and as a director of CyberCrop.com Incorporated, a supply chain software company connecting producers with their markets to optimize quality, logistics and efficiency. From 1996 to 1998, Mr. Deeter served as Vice President of Agriculture of Koch Industries, Inc. Previously, Mr. Deeter held various positions at Cargill, Incorporated as well as started and led a joint venture between Cargill and F. Hoffmann-La Roche, Ltd. that commercialized pharmaceutical intermediates and functional food ingredients. Earlier in his career, Mr. Deeter was a member of the Technology and Life Sciences Group of Salomon Brothers Inc. He received a BSc degree in Economics from the University of Kansas; an M.B.A. from the University of Chicago; and an MSc degree in Economics from the London School of Economics. Mr. Deeter is a proven leader who is widely known across entrepreneurial sectors of the agribusiness and agricultural biotech industry.

        Gerard M. Mooney retired from International Business Machines Corporation ("IBM") in March 2014, after serving in a number of senior positions since 2000. Most recently, he served as the Vice President Strategy for IBM's Public Sector from February 2012 until his retirement, as the General Manager, Global Smarter Cities for IBM from November 2011 to February 2012, and as the General Manager, Global Government and Education for IBM from 2008 to November 2011. He served as Vice President of IBM's Venture Capital Group from 2000 to 2008. Before joining IBM, Mr. Mooney held various management positions at Hewlett-Packard Company for six years. Mr. Mooney has extensive operational and financial experience across a broad range of technology-based companies, from start-ups to large public companies, and has considerable experience with the major customers in the professional transportation market. He previously served as a member of the board of directors of the Intelligent Transportation Society of America and is also active in the intelligent search technology, cognitive intelligence, AI, data mining and visualization tools industries. Mr. Mooney currently serves as a director of inno360 and co-founder of theinnovationexchange, which offers SaaS cognitive platforms. He received a B.A. degree in Philosophy from Mount Saint Mary's College, an M.S. degree in Accounting from Georgetown University and an M.B.A. from Yale University. Mr. Mooney has served as a director of Iteris since September 2013 and brings to the Board of Directors extensive experience in setting and implementing strategy for both large and small technology organizations, deep category knowledge of the intelligent transportation market, and familiarity with many key customers for intelligent transportation solutions.

        Thomas L. Thomas is the managing partner of T2 Partners, a private management consulting and investment business which he founded in January 2011. In addition, Mr. Thomas served as the Executive Chairman and CEO of International Decision Systems, a provider of software and solutions for the equipment finance market, from September 2009 to January 2011. From 2004 to July 2008, Mr. Thomas was the President and Chief Operating Officer of Global Exchange Services, a provider of business to business EDI and supply chain management solutions. Prior to that, Mr. Thomas served as the President and CEO at several software, analytics and technology companies, including HAHT Commerce, Ajuba Solutions, and Vantive Corporation, and as the first Chief Information Officer for Dell Computer Corporation and 3Com Corporation. Earlier in his career, Mr. Thomas also held various senior executive management positions at Kraft General Foods, Sara Lee Corporation and W. R. Grace. Since July 2017, Mr. Thomas has served as Chairman of the Board of Directors of VIP Software Corporation, a provider of software solutions in the insurance industry. Since 2012, Mr. Thomas has served as a director of Accurate Group, which specializes in the appraisal and title services business where technology has been instrumental in redefining the transaction model for the industry. He has also served on the board of directors of infoGroup, Inc. from January 2009 to July 2010, and served as a director on the boards of a wide range of technology companies, including ATL Products, Vantive Corporation, Interwoven, iManage, FrontRange Solutions, IDS International, and Quofore International. Mr. Thomas has served as a director of Iteris since 1999 and as our Chairman of the Board of Directors since 2016. Mr. Thomas offers to our Board of Directors valuable business, leadership and strategic insights obtained through his service as an executive and as a member of the board of directors in a variety of industries and businesses, including a number of leading technology companies, and his experience in working with companies through several stages of their development.

        Mikel H. Williams has served as the Chief Executive Officer and a director of Targus Cayman Holdco Limited, a leading global supplier that designs, develops and sells products for the mobile worker, including laptop cases, docking stations and accessories for mobile electronic devices, since February 2016. Prior to that, Mr. Williams served as the Chief Executive Officer and a director of JPS

Industries, Inc., a manufacturer of sheet and mechanically formed glass and aramid substrate materials for the electronics, aerospace, ballistics and general industrial applications, from May 2013 until its sale in July 2015. Mr. Williams was the President, Chief Executive Officer and a director of DDi Corp., a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 to May 2012 and a Senior Vice President and Chief Financial Officer of DDi from November 2004 to October 2005. DDi was sold in May of 2012. He has also served in various management positions with several companies in the technology and professional services related industries. Mr. Williams began his career with PricewaterhouseCoopers as a certified public accountant in the State of Maryland. Mr. Williams also serves as Chairman of the board of directors of Centrus Energy Corp. (formerly USEC Inc.). He was added to USEC's board of directors in October 2013 on the recommendation of certain holders of USEC's convertible senior notes as USEC was considering a bankruptcy restructuring, which was successfully initiated and completed in 2014. Since October 2015, Mr. Williams also serves on the board of directors of B. Riley Financial, Inc. He previously served on the boards of Lightbridge Communications Corporation until it was sold in January 2015, and Tellabs, Inc. until it was sold in December 2013. Mr. Williams received his B.S. degree in Accounting from the University of Maryland and an M.B.A. from the University of Georgetown. Mr. Williams has served as a director of Iteris since April 2011 and provides the Board of Directors with operational and public company experience and valuable strategic insights through his many years of leadership positions in technology-related companies with international operations, as well as valuable knowledge and insights in finance and financial reporting matters.

Family Relationships

        There are no family relationships among any of our directors, director nominees, or executive officers.

 CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

        Our Board of Directors has adopted a Code of Ethics and Business Conduct, which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.iteris.com. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission ("SEC"), at the same location on our website."

Director Independence

        Our policy is to have at least a majority of the directors qualify as "independent" under the standards established by The Nasdaq Stock Market ("Nasdaq"). The Board of Directors has determined that each of Messrs. Cerminara, Daly, Deeter, Mooney, Thomas and Williams currently satisfies the requirements for "independence" using the standards established by Nasdaq, except that Dr. Daly did not qualify as an independent director while he was serving as our interim Chief Executive Officer from February 2015 to September 2015.

Board Structure

        The Board does not have a policy regarding the separation of the roles of the CEO and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time. However, the Board has determined that having an independent director serve as the Chairman is currently in the best interest of our stockholders in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. The Board also meets regularly in executive sessions.

Board Meetings and Committees

        We currently have several standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the NCG Committee, and the Finance and Strategy Committee. The Audit Committee, the Compensation Committee, the NCG Committee, and the Finance and Strategy Committee each has a written charter that is reviewed annually and revised as appropriate. A copy of each committee's charter is available on the Investor Relations section of our website at www.iteris.com.

        During the fiscal year ended March 31, 2017 ("Fiscal 2017"), the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors—four; Audit Committee—five; Compensation Committee—six; NCG Committee—five; and Finance and Strategy Committee—five. During Fiscal 2017, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any standing committees of the Board held while he was serving on the Board or such committee. -

        Audit Committee.    The current members of our Audit Committee are Dr. Daly and Messrs. Mooney and Williams, and Mr. Williams serves as the Chairman of this committee. The Board has determined that each member of the Audit Committee is "independent" under the standards established by Nasdaq and the SEC rules regarding audit committee memberships. The Board has identified Mr. Williams as the member of the Audit Committee who qualifies as an "audit committee financial expert" under applicable SEC rules and regulations governing the composition of the Audit Committee.

        The Audit Committee oversees on behalf of the Board (a) the conduct of the accounting and financial reporting processes, the audits of our financial statements and the integrity of our audited financial statements and other financial reports; (b) the performance of our internal accounting and financial controls function; (c) the engagement, replacement, compensation, qualifications, independence and performance of our independent registered public accounting firm; and (d) the portions of the Code of Ethics and Business Conduct and related policies regarding our accounting, internal accounting controls or auditing matters. The Audit Committee also reviews and approves related party transactions identified in Item 404 of SEC Regulation S-K and makes recommendations to the full Board regarding the same.

        The Audit Committee meets privately with our independent registered public accounting from time to time, and such firm has unrestricted access to and reports directly to the Audit Committee. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018 and is recommending that our stockholders ratify this appointment at the Annual Meeting.

        Compensation Committee.    The current members of our Compensation Committee are Dr. Daly and Messrs. Cerminara and Thomas, and Mr. Thomas serves as the Chairman of this committee. The Board has determined that each member of the Compensation Committee is (or was during his time of service) "independent" under the standards established by Nasdaq. We anticipate that after the Annual Meeting, Mr. Deeter will be appointed as a member of the Compensation Committee.

        The Compensation Committee (a) evaluates officer and director compensation policies, goals, plans and programs; (b) determines the cash and non-cash compensation of our "officers" as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (c) reviews and makes recommendations to the Board with respect to our equity-based and other incentive compensation plans for employees; (d) evaluates the performance of our executive officers; and (e) assists the Board in evaluating potential candidates for executive officer positions and oversees management succession planning.

        The Compensation Committee meets periodically to review and establish the salaries, bonuses and incentive plans for our executive officers. The Compensation Committee considers a number of factors in determining the compensation plans and elements for, and the amount of each compensation element paid to, our executive officers, including publicly available data from independent outside sources, our general business conditions and objectives, and the committee's subjective determination with respect to the executive's individual contributions to such objectives. To assist the committee in its review, our Chief Executive Officer provides to the Compensation Committee his evaluations of the other executive officers, and makes recommendations with respect to executive compensation matters; however, the final decisions regarding the compensation of our executive officers are made by the Compensation Committee. Neither the Compensation Committee nor management engaged a compensation consultant to provide advice or recommendations on the amount or form of executive and director compensation during Fiscal 2017; however, the Compensation Committee did retain Frederic W. Cook & Co., Inc., an independent compensation consultant to assist in the design of the Company's 2016 Omnibus Incentive Plan, which was adopted at the 2016 Annual Meeting of Stockholders

        Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee (the "NCG Committee") are Dr. Daly and Messrs. Mooney and Williams. Mr. Mooney serves as the Chairman of this committee. The Board has determined that each member of the NCG Committee is "independent" under the standards established by Nasdaq.

        The primary purposes of the NCG Committee are to (a) identify, screen and review individuals qualified to serve as directors; (b) select or recommend to the Board of Directors the selection of nominees for election at the next annual meeting of stockholders; (c) recommend to the Board of Directors candidates to fill any vacancies on the Board; (d) oversee the implementation and monitoring the effectiveness of our corporate governance policies and developing and recommending to the Board modifications and or additions to such policies; and (e) review on a regular basis our overall corporate governance and recommend improvements when necessary.

        In connection with their recommendations regarding the size and composition of the Board, the NCG Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company. This includes an assessment of each candidate's independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve the Company's and our stockholders' long-term interests. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the NCG Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business. These factors, and others as considered useful by the NCG Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the NCG Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The NCG Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers; however, from time to time, the NCG Committee has, and may in the future, engage the services of a third-party search firm to identify director candidates.

        The NCG Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the Chair, NCG Committee, care of our corporate Secretary, by the deadline for stockholder proposals set forth in our last proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee's qualifications for membership on the Board, (e) a resume of the candidate's business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the NCG Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The NCG Committee has the discretion to decide which individuals to recommend for nomination as directors.

        No candidates for director nominations were submitted to the NCG Committee by any stockholder in connection with the election of directors at the Annual Meeting.

        Finance and Strategy Committee.    The current members of the Finance and Strategy Committee are Dr. Daly and Messrs. Cerminara, Mooney and Thomas, and Dr. Daly and serves as the Chairman of this committee. The purpose of the Finance and Strategy Committee is to assist management in identifying, evaluating and negotiating financial transactions and other strategic opportunities for the Company from time to time.

Risk Oversight Role

        The Board is responsible for overseeing our risk management, but its duties in this regard are supplemented by committees of the Board. In particular, the Audit Committee focuses on financial risk, including internal controls, and is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management. Risks related to our compensation programs are reviewed by the Compensation Committee, and certain legal and regulatory compliance risks are reviewed by the NCG Committee. In connection with its responsibilities relating to risk assessment, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

Stockholder Communications

        The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration will not be forwarded to the Board. Stockholders who wish to communicate with the Board can write to the Corporate Secretary at Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.

Annual Meeting Attendance

        We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of our stockholders; however, directors are encouraged to attend all such meetings. For our 2016 annual meeting of stockholders, two of our then-current directors attended such meeting.

 PROPOSAL TWO:
APPROVAL OF EMPLOYEE SHARE PURCHASE PLAN

        The stockholders are being asked to approve the adoption of the Iteris, Inc. Employee Stock Purchase Plan (the "Purchase Plan"), under which 1,000,000 shares of the Company's common stock will be reserved for issuance. The Purchase Plan was adopted by the Board of Directors on August 16, 2017, subject to stockholder approval of the Purchase Plan at the Annual Meeting.

        The Purchase Plan is designed to allow eligible employees of the Company and its participating subsidiaries (whether now existing or subsequently established or acquired) to purchase shares of common stock at designated intervals through their accumulated payroll deductions.

        The following is a summary of the principal features of the new Purchase Plan. The summary, however, is not intended to be a complete description of all the provisions of the Purchase Plan and is qualified in its entirety by reference to the complete text of the Purchase Plan. A copy of the actual Purchase Plan is attached as Appendix A to this Proxy Statement.

Administration

        The Purchase Plan will be administered by the Compensation Committee of the Board of Directors. Such committee will, as plan administrator, have full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Securities Subject to the Purchase Plan

        The number of shares of the Company common stock reserved for issuance under the Purchase Plan will be limited to 1,000,000 shares. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of common stock or from shares of common stock repurchased by the Company, including shares repurchased on the open market.

        In the event that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, reincorporation, other reorganization, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the Company's structure affecting the common stock occurs without the Company's receipt of consideration, or should the value of shares of common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then the plan administrator will, in such manner as it deems equitable, adjust the maximum number of shares and class of common stock that may be issued under the Purchase Plan, the purchase price per share and the number of shares of common stock covered by each outstanding option under the Purchase Plan, and the maximum number of shares purchasable per participant during any offering period.

Offering Periods and Options

        Shares of the Company's common stock will be offered for purchase under the Purchase Plan through a series of successive offering periods which will be of such duration (not to exceed 27 months) as determined by the plan administrator. Unless otherwise specified by the plan administrator prior to the start of the applicable offering period, (i) each offering period will have a duration of six (6) months and (ii) offering periods will commence on January 1 and July 1 each year. The initial offering period under the Purchase Plan will commence on January 1, 2018.

        On the first trading day of each offering period, each participant will be granted an option to acquire shares of the Company's common stock on the last trading day of that offering period, subject to certain limitations described below.

Eligibility and Participation

        Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in the employ of the Company or any participating subsidiary corporation (whether any such corporation is currently a subsidiary or subsequently acquired or is subsequently established at any time during the term of the Purchase Plan) will be eligible to participate in any offering period implemented under the Purchase Plan.

        To participate in a particular offering period, an eligible employee must complete and file the requisite enrollment forms during the enrollment period for that offering period.

        As of August 15, 2017, approximately 440 employees, including six executive officers, would have been eligible to participate in the Purchase Plan had it been in effect on such date.

Payroll Deductions and Stock Purchases

        Each participant may authorize periodic payroll deductions in any multiple of one percent up to a maximum of 15% of the cash compensation paid to the participant for the offering period.

        The accumulated contributions will automatically be applied to the acquisition of common stock at six-month intervals. Accordingly, on each such purchase date (the last trading day in July and December each year), each participant's payroll deductions accumulated for the offering period ending on that purchase date will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase date. The first purchase under the Purchase Plan is expected to occur on June 29, 2018.

Purchase Price

        The purchase price of the common stock acquired on each semi-annual purchase date will not be less than 85% of the lower of the fair market value per share of the Company's common stock on the first trading day of the offering period or the fair market value on the last trading day of that offering period.

        The fair market value per share of the Company's common stock on any particular date under the Purchase Plan will be deemed to be equal to the closing price per share on such date on the stock exchange or national market system on which the shares are listed at that time (or if there is no closing price on such date, then the closing price per share on the last preceding date for which such quotation exists). On September [    •    ], 2017, the fair market value of the Company's common stock determined on such basis was $[    •    ] per share, the closing price per share on that date as reported by the NASDAQ Capital Market.

Special Limitations

        The Purchase Plan imposes certain limitations upon a participant's rights to acquire common stock, including the following limitations:

  •
  Options granted to a participant may not permit such individual to purchase more than $25,000 worth of the Company's common stock (valued at the time each option is granted) for each calendar year those option are outstanding at any time.

  •
  Options may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the Company's outstanding stock or the outstanding stock of any of the Company's affiliates.

  •
  No participant may purchase more than 5,000 shares of common stock during any offering period (subject to adjustment as indicated above).

        The plan administrator will have the discretionary authority to increase or decrease the per participant limitation as of the start date of any new offering period under the Purchase Plan, with the new limit to be in effect for that offering period.

Termination of Option

        The participant may withdraw from the Purchase Plan at any time up to a number of days prior to the next scheduled purchase date (as specified by the plan administrator), and his or her accumulated payroll deductions for the offering period in which that withdrawal occurs will be refunded promptly.

        The participant's option will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded or used to purchase shares on the purchase date for that offering period (depending on when such termination or loss of status occurs).

Stockholder Rights

        No participant will have any stockholder rights with respect to the shares covered by his or her options until the shares are actually purchased on the participant's behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

        No options will be assignable or transferable by the participant, and the options will be exercisable only by the participant.

Corporate Transaction

        In the event of a corporate transaction, the plan administrator may provide that all outstanding options (i) may be assumed or substituted by the successor corporation, (ii) will automatically be exercised immediately prior to the effective date of such change in control or (iii) will be terminated and accumulated payroll deductions be refunded. The purchase price for any abbreviated offering period will be based on the purchase price formula in effect for the offering period in which such change in control occurs. A corporate transaction means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code (defined below).

Share Pro-Ration

        Should the total number of shares of common stock to be purchased pursuant to outstanding options on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded.

Amendment and Termination

        The Purchase Plan will terminate on December 31, 2027, unless terminated earlier by the plan administrator.

        The plan administrator may alter or amend the Purchase Plan at any time. In no event may the plan administrator effect either of the following amendments or revisions to the Purchase Plan without the approval of the stockholders: (i) increase the number of shares of the Company's common stock issuable under the Purchase Plan, except for permissible adjustments in the event of certain changes in the Company's capitalization or (ii) materially modify the eligibility requirements for participation in the Purchase Plan.

New Plan Benefits

        The Purchase Plan will not become effective unless it is approved by the stockholders at the annual meeting and no options have been granted under the Purchase Plan.

Summary of Federal Income Tax Consequences

        The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, as amended (the "Code"). Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such sale or disposition.

        If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired.

Summary of Accounting Treatment

        Pursuant to Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board, the Company's contribution amount will be charged as a direct compensation expense to its reported earnings in the period that the contribution is made.

Vote Required

        Approval of the Purchase Plan requires the affirmative vote of (i) a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting and (ii) a majority of the shares of common stock required to constitute a quorum. If such stockholder approval not be obtained, then the Purchase Plan will not become effective.

Recommendation of Board of Directors

        The Board of Directors recommends that the stockholders vote FOR the approval of the implementation of the Purchase Plan. The Board of Directors believes that it is in the best interests of the Company to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plan and thereby encourage them to remain in the Company's employ and more closely align their interests with those of the stockholders.

 PROPOSAL THREE:
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP was engaged to serve as our independent registered public accounting firm for Fiscal 2017. The Audit Committee of the Board of Directors has selected that firm to continue in this capacity for the fiscal year ending March 31, 2018. We are asking our stockholders to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2018 and to perform other appropriate services. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee feels that such a change would be in the best interests of us and our stockholders.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

        The affirmative vote of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting will be required for ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote "FOR" the ratification and approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

 FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        Deloitte & Touche LLP was engaged by us as our principal accountant in October 2015, and rendered the audit opinion on our consolidated financial statements for Fiscal 2017.

        The audit fees billed by Deloitte & Touche LLP were $905,000 and $525,000 for Fiscal 2017 and Fiscal 2016, respectively. Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements for the applicable fiscal year and review of the consolidated financial statements included in our quarterly reports on Form 10-Q and other regulatory filings for such fiscal year. There were no other fees billed to us by Deloitte & Touche LLP for Fiscal 2017 or Fiscal 2016.

Audit Committee Pre-Approval Policies and Procedures

        All engagements for services by Deloitte & Touche LLP or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The prior approval of the Audit Committee was obtained for all services provided by Deloitte & Touche LLP for Fiscal 2017.

 AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the audited consolidated financial statements for the fiscal year ended March 31, 2017 of Iteris, Inc. included in its Annual Report on Form 10-K and as amended on Form 10-K/A for that year.

Review with Management

        The Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company's management.

Review and Discussions with Independent Registered Public Accounting Firm

        The Audit Committee has discussed with the Company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Auditing Standard No. 1301, each as adopted by the Public Company Accounting Oversight Board ("PCAOB"), which includes, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements.

        The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company.

Conclusion

        Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K as amended on Form 10-K/A for the year ended March 31, 2017 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:
Kevin C. Daly, Ph.D., Gerard M. Mooney Mikel H. Williams

 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The table below sets forth certain information, as of July 31, 2017, regarding our executive officers.

Name	Age	Capacities in Which Served
J. Joseph ("Joe") Bergera	53	Chief Executive Officer, President and Director
Andrew Schmidt	55	Chief Financial Officer, Vice President of Finance and Secretary
Thomas N. Blair	53	Senior Vice President, Agriculture and Weather Analytics
Joseph Boissy	53	Chief Marketing Officer
Todd Kreter	57	Senior Vice President and General Manager, Roadway Sensors
Ramin Massoumi	44	Senior Vice President and General Manager, Transportation Systems

        The following is a brief description of the capacities in which the above persons have served the Company and their business experience during at least the past five years. The biography of Mr. Bergera appears earlier in this proxy statement. See Proposal One: "Election of Directors."

        Andrew Schmidt has served as our Vice President of Finance, Chief Financial Officer and Secretary since March 2015. Prior to joining us, Mr. Schmidt served as the Chief Financial Officer and Corporate Secretary of Smith Micro Software, Inc., a publicly-held provider of wireless and mobility software solutions from 2005 to May 2014. Prior to joining Smith Micro, Mr. Schmidt held CFO roles for several other public companies, including Genius Products, an entertainment company, and Mad Catz Interactive, a provider of console video game accessories. He also served as Vice President (Finance) of Peregrine Systems, a publicly-held provider of enterprise level software. Mr. Schmidt holds a B.B.A. degree in Finance from the University of Texas and an M.S. degree in Accountancy from San Diego State University.

        Thomas N. Blair has served as our Senior Vice President, Agriculture and Weather Analytics since July 2012. Prior to that, Mr. Blair served as General Manager for Trimble Navigation Limited, a provider of integrated positioning, wireless, and software technology solutions, from 2007 to August 2011, and as Vice President for New Business development at @Road, Inc., a leading provider of mobile resource management solutions, from 2006 to 2007. He also worked as Director of Business and Corporate Development at iAnywhere Solutions, a Sybase company, from 2003 to 2006. Mr. Blair holds a B.S. degree in Management Information Systems from DeVry Institute of Technology and an M.S. degree in Computer Science from Rochester Institute of Technology.

        Joseph Boissy has served as our Chief Marketing Officer since January 2017. Prior to that, Mr. Boissy served as Chief Marketing Officer of Vendavo, Inc. (acquired by Francisco Partners in October 2014), a provider of margin and profit optimization solutions, from September 2013 to November 2016. Prior to that, he served as the Chief Marketing Officer at 3VR Inc., a video intelligence solutions provider, from October 2011 to September 2013. From February 2002 to October 2011, he served in various management positions at ILOG, Inc. (acquired by IBM in July 2008), a provider of business rule management systems, most recently as Vice President ILOG Worldwide Marketing, then Program Director, Go-to-Market Strategy and Industry Marketing IBM WebSphere. Mr. Boissy was Vice President Program Management, Credient at SunGard Trading & Risk Systems Inc., a provider of financial software solutions and services, from 2000 to 2002, and from 1997 to 2000, he served in management positions in product development, support and product management, most recently as the Vice President Product Marketing, with Infinity Financial Technology, Inc., a financial trading and risk management software solutions provider that was acquired by SunGard in October 1997. Prior to Infinity, Mr. Boissy was Director Product Development at Diagram Financial Software, Inc. (now part of Thomson Reuters) from 1993 to 1997. Mr. Boissy holds a B.S. degree in

Electrical Engineering from the Lebanese University (Lebanon) and a M.S. degree in Computer Science and Data Analytics from the University of Paris XI (France).

        Todd Kreter has served as our Senior Vice President and General Manager, Roadway Sensors since May 2014. Mr. Kreter served as our Senior Vice President, Sensors Development and Operations from May 2009 to May 2014 and as Vice President of Engineering from November 2007 to May 2009. Prior to joining us, Mr. Kreter served in a number of executive positions at Quantum Corporation, most recently as the VP Global Services from 2004 to January 2007, where he managed the company's worldwide customer service organization. Mr. Kreter holds a B.S. degree in Mechanical Engineering from California State University, Fullerton.

        Ramin Massoumi has served as our Senior Vice President and General Manager, Transportation Systems since March 2015. Mr. Massoumi joined Iteris in 1998 and served in a number of executive and managerial positions prior to the promotion to his current position, most recently as our Vice President of Business Development from June 2011 to March 2015. Throughout his career, his focus has been in the application of advanced technologies in the traffic management market, and has led projects throughout the United States and the Middle East. Mr. Massoumi also serves as a lecturer of upper division courses on transportation engineering, ITS and multi-modal operation at University of California at Irvine. Mr. Massoumi holds a B.S. degree in Civil Engineering from the University of California Irvine, an M.S. degree in Engineering from the University of California, Berkeley, and an M.B.A. from the University of Southern California.

Compensation Discussion and Analysis

        This section discusses the principles underlying our compensation policies for our executive officers who are named in the Summary Compensation Table below, who we refer to as our "named executive officers" or "NEOs" for Fiscal 2017 and who include the following executive officers:

  •
  Joe Bergera, our Chief Executive Officer, President and Director;

  •
  Andrew Schmidt, our Chief Financial Officer, Vice President of Finance and Secretary;

  •
  Thomas N. Blair, our Senior Vice President, Agriculture and Weather Analytics;

  •
  Todd Kreter, our Senior Vice President and General Manager, Roadway Sensors; and

  •
  Ramin Massoumi, our Senior Vice President and General Manager, Transportation Systems.

Compensation Philosophy and Objectives

        Our philosophy is to provide our named executive officers with compensation that will motivate and retain them, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our Compensation Committee, and align their long-term interests with those of our stockholders. Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:

  •
  establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;

  •
  ensure that any cash incentive compensation programs for our named executive officers are aligned with our corporate strategies and business objectives by tying the potential payouts under such programs to the achievement of key strategic, financial and operational goals; and

  •
  utilize long-term equity awards to align interests between our named executive officers and stockholders.

Impact of 2016 Say-on-Pay Vote

        The most recent stockholder advisory vote on executive officer compensation required under the federal securities laws was held on December 15, 2016. Approximately 81.5% of the total votes cast on such proposal (which excluded broker non-votes) were in favor of the compensation of the named executive officers, as that compensation was disclosed in the various compensation tables and narrative that appeared in the Company's proxy statement dated November 21, 2016. Based on that high level of stockholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the 2017 fiscal year compensation of the named executive officers. Based on the voting preference of the Company's stockholders, advisory votes on executive officer compensation will be conducted every three years; accordingly, the next advisory vote will be conducted at the 2019 Annual Meeting of Stockholders. The Compensation Committee will continue to take into account each such advisory vote in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes.

Annual Review of Cash and Equity Compensation

        We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers to ensure that compensation is structured appropriately to achieve our objectives. We review each component of compensation as related but distinct. Although the Compensation Committee reviews total compensation, it has not adopted any formal guidelines for allocating total compensation between cash and equity compensation. We determine the appropriate level of each compensation component based in part, but not exclusively, on our retention goals and short-term and long-term objectives.

        This review generally occurs in the first quarter of each fiscal year at which time the Compensation Committee establishes executive officer base salaries for the following fiscal year, reviews and approves any bonus awards and programs, establishes the performance objectives for our cash based bonus plan, and may grant of equity compensation to the executive officers to ensure their interests are aligned with our stockholders and for retention. In Fiscal 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent compensation consultant, to assist in the review of its executive compensation policies and procedures with respect to our Fiscal 2016 executive officer compensation. This consultant provided the Compensation Committee with market data and analysis of our total direct compensation for each executive officer position as compared with the competitive market and also provided market data for director compensation. The Company did not use a compensation consultant to establish executive officer or director compensation in Fiscal 2017; however, Frederic W. Cook & Co., Inc. did assist the Company in the design of the Company's 2016 Plan, which was approved by the stockholders at the 2016 Annual Meeting of Stockholders.

        In setting executive compensation, the Compensation Committee takes into account a number of factors, including the nature and scope of the named executive officer's responsibilities, his or her individual performance level and contribution to the achievement of our corporate objectives, the experience level of the executive, the recommendations of our Chief Executive Officer for each individual's compensation package (other than his own) and the compensation trends in the industry.

        As part of the review process, our Chief Executive Officer provides our Compensation Committee with his recommendations as to the base salary, cash bonus potential and long-term equity incentive award for each of our named executive officers other than himself based on that officer's level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives and market data. Our Compensation Committee takes the Chief Executive Officer's recommendations into consideration in setting named executive officer compensation, but retains complete discretionary authority to make all compensation-related decisions for our named executive officers. Our Compensation Committee makes its compensation decisions with respect to the Chief Executive Officer on the basis of relevant market data furnished by a variety of sources and its subjective assessment of his individual performance and contributions to our overall corporate performance. Any decisions regarding our Chief Executive Officer's compensation are made without him present.

Compensation Components and Structure

        We utilize three main components in structuring compensation programs for our named executive officers:

  •
  Base salary, which is the only fixed compensation element in executive compensation program and is primarily used to recruit and retain executive talent and provide an element of economic security from year to year;

  •
  Performance-based cash bonuses that are primarily designed to reward achievement of financial and operational goals; and

  •
  Equity incentive awards designed to ensure long-term retention of our executive talent and align their interests with those of our stockholders.

        We view each component of compensation as related but distinct. It is the practice of our Compensation Committee to allocate a substantial portion of each named executive officer's total compensation to performance and long-term incentive compensation as a result of the philosophy described above. While the Compensation Committee does establish specific performance criteria for its cash-based bonus plan each year, there is no formal pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our Compensation Committee determines the compensation of each named executive officer annually based on its review of the market data, its subjective analysis of that individual's performance and contribution to our financial performance and the other factors identified in the Compensation Decision-Making Process section above to determine the appropriate level and balance of total compensation. We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.

        Base Salaries.    Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Each named executive officer's base salary level is typically reviewed on an annual basis and adjustments may be made to the individual's base salary on the basis of his or her level of performance, the overall performance of the Company and the various compensation trends in our industry.

        In June 2016, the Compensation Committee reviewed the base salaries of the named executive officers and established the base salaries for Fiscal 2017 for such officers as is set forth below.

Named Executive Officer	Fiscal 2017 Annual Base Salary
Joe Bergera	$385,000
Andrew Schmidt	336,500
Thomas N. Blair	259,000
Todd Kreter	265,000
Ramin Massoumi	239,200

        Fiscal 2017 Cash-Based Bonus Plan ("2007 Bonus Plan").    Our named executive officers are eligible to receive an annual cash-based bonus under our 2017 Bonus Plan. Each year, our

Compensation Committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals, which generally include the Company's revenues and operating income for the fiscal year, the revenues and contribution margin of such officer's business unit, and personal objectives set for each officer ("MBOs"). We define "contribution margin" as the business unit's operating income without corporate expense allocations. The Compensation Committee typically meets during the first fiscal quarter of each year to evaluation the NEO's achievement of such performance objectives and annual bonuses are typically paid out as soon as practicable thereafter.

        The corporate and business unit performance targets and the actual achievement of such objectives for Fiscal 2017 were as follows (dollars in thousands):

Performance Components	No Bonuses At or Below	Target	Maximum	Actual		% Attained
Corporate Revenue	$75,101	$93,876	$112,651	$95,982		102.2%
Corporate Operating Income	(4,174)	(3,478)	(2,782)	(3,069)	(1)	113.3
Roadway Sensors Revenue	35,021	43,776	52,531	42,270		96.3
Roadway Sensors Contribution Margin	7,037	8,796	10,555	9,799		111.4
Transportation Systems Revenue	35,543	44,429	53,315	49,270		110.9
Transportation Systems Contribution Margin	5,164	6,455	7,746	8,482		131.4
Agriculture and Weather Analytics Revenue	4,538	5,672	6,806	4,542		0.0
Agriculture and Weather Analytics Contribution Margin	(8,346)	(6,955)	(5,564)	(7,389)	(1)	94.1

(1)
Actual results exclude a $2.2 million goodwill impairment charge.

        If our performance for Fiscal 2017 exceeded the Company and business unit performance targets set for bonus purposes, the named executive officers could have earned an additional bonus of up to 50% of the target bonus award that was not based upon achieving individual objectives. The full 50% additional bonus would have been earned by the NEOs if the Company had achieved the performance goals set forth under the "Maximum" column above. If the Company had achieved performance that was less than the goals set forth under the "Maximum" column but more than the amounts set forth under the "Target" column, the additional bonus payable would have been proportional, or based on the level of the Maximum goal achieved when measured from the Target amount. For example, if the performance had exceeded the Target goal by 25% of the difference between the Maximum and Target amounts, then 25% of the 50% additional bonus relating to such performance goal would have been payable.

        The performance objectives, target bonus and actual bonus for each of our named executive officers for Fiscal 2017 is as follows:

Named Executive Officer	Performance Objectives Allocation (%)	2017 Target Bonus	2017 Actual Bonus	% of Target Awarded
Joe Bergera		$300,000	$354,000	118%
Corporate Revenue	40%
Corporate Operating Income	40%
MBOs	20%
Andrew Schmidt		$134,600	$161,970	120%
Corporate Revenue	40%
Corporate Operating Income	40%
MBOs	20%
Thomas N. Blair		$142,321	$91,598	64%
Ag & Weather Analytics Revenue	30%
Ag & Weather Analytics Contribution Margin	20%
Corporate Revenue	15%
Corporate Operating Income	15%
MBOs	20%
Todd Kreter		$145,757	154,692	106%
Roadway Sensors Revenue	25%
Roadway Sensors Contribution Margin	25%
Corporate Revenue	15%
Corporate Operating Income	15%
MBOs
Ramin Massoumi		$131,583	$159,234	121%
Transportation Systems Revenue	25%
Transportation Systems Contribution Margin	25%
Corporate Revenue	15%
Corporate Operating Income	15%
MBOs	20%

        See 2017 Grant of Plan-Based Awards below for additional information on Fiscal 2017 cash bonuses.

        Equity Compensation.    Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers and providing an inducement for long-term retention. Our equity component also aligns the interests of our named executive officers with those of our stockholders and focuses their attention on the creation of stockholder value in the form of stock price appreciation. The Compensation Committee uses both stock options and restricted stock units as part of the Company's long-term incentive program for named executive officers, and the relative allocation of such instruments may vary from time to time. The Company believes that there are several advantages of using restricted stock units including ongoing concerns over the dilutive effect of option grants on the Company's outstanding shares, the Company's desire to have a more direct correlation between the compensation expense it must record for financial accounting purposes and the actual value delivered to executive officers, and the fact that the incentive and retention value of a restricted stock unit award is less affected by market volatility than stock options. We believe that the equity-based compensation provides our named executive officers with a direct interest in our long-term performance and creates an ownership culture that establishes a mutuality of interests between our named executive officers and our stockholders.

        Typically, the Compensation Committee provides grant guidelines to our Chief Executive Officer, who in turn will make recommendations back the Compensation Committee regarding the number of options to be granted to our executive officers. See 2017 Grant of Plan-Based Awards below for the Fiscal 2017 awards.

Summary Compensation Table

        The following table shows information regarding the compensation earned for the fiscal years ended March 31, 2017, 2016 and 2015 by (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers (other than our Chief Executive and Financial Officers) who were serving as executive officers as of March 31, 2017. The officers listed below are collectively referred to as the "named executive officers" or "NEOs" in this report.

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Joe Bergera(4)	2017	$399,816	$—		$328,362		$354,000	$3,594	$1,085,772
Chief Executive Officer	2016	197,502	150,000	(5)	1,659,150		63,080	7,610	2,077,342
and President	2015	—	—		—		—	—	—
Andrew Schmidt	2017	346,790	—		164,181		161,970	8,118	681,059
Chief Financial Officer	2016	325,000	32,500	(6)	91,950		40,369	9,750	499,569
Vice President of	2015	18,750	—		101,821		—	—	120,571
Finance and Secretary
Thomas N. Blair	2017	266,705	—		422,949	(7)	91,598	8,009	789,261
Senior Vice President,	2016	250,016	—		91,950		72,977	7,650	422,593
Agriculture and Weather	2015	250,549	—		53,715		47,364	7,812	359,440
Analytics
Todd Kreter	2017	271,745	—		164,181		154,691	8,060	598,677
Senior Vice President	2016	250,016	—		91,950		85,296	7,650	434,912
and GM, Roadway	2015	250,982	—		53,715		105,000	7,949	417,646
Sensors
Ramin Massoumi	2017	241,522	—		164,181		159,234	7,365	569,302
Senior Vice President	2016	209,248	—		24,520		35,592	6,441	275,801
and GM, Transportation	2015	188,655	—		19,940		29,580	5,237	243,412
Systems

(1)
The dollar amounts shown represent the grant date fair value of stock options granted during the applicable fiscal year determined pursuant to the Black-Scholes-Merton option pricing formula. For a discussion of valuation assumptions used in the calculations, see Note 11 to our consolidated financial statements in the Annual Report. See also our discussion of stock-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in the Annual Report. The options have an exercise price equal to the closing sales price of our common stock as of the grant date and vest in equal annual installments over four years and are not exercisable until vested.

(2)
The amounts shown in this column constitute the cash bonuses paid to each named executive officer based on the attainment of certain pre-established criteria. These awards are discussed in further detail under "Plan-Based Bonuses" below.

(3)
Except as otherwise noted, represents 401(k) plan employer contributions paid by us.

(4)
Mr. Bergera was hired effective September 23, 2015 at an annual salary of $385,000. The Fiscal 2016 salary represents the amount earned by Mr. Bergera from his hire date to the end of that fiscal year.

(5)
Pursuant to his employment agreement, Mr. Bergera was eligible for a bonus of up to $300,000 for Fiscal 2016, of which $150,000 was a signing bonus payable on January 31, 2016, provided that Mr. Bergera was employed by the Company as of such date, and the remaining $150,000 was payable based on his attainment of certain pre-established criteria, as discussed in further detail under "Plan-Based Bonuses" below.

(6)
Discretionary cash bonus.

(7)
The Stock Awards for Mr. Blair in Fiscal 2017 include restricted stock units totaling $258,768.

2017 Grant of Plan-Based Awards

        The table below sets forth information with respect to awards granted to the named executive officers under our annual non-equity incentive compensation plan and our 2016 Omnibus Incentive Plan in Fiscal 2017, which constitute all of the plan-based awards granted to our named executive officers in Fiscal 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
					Number of Securities Underlying Options or Stock Units (#)	Per Share Exercise Price of Option Awards ($/share)
							Grant Date Fair Value of Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)
Joe Bergera	03/03/2017	$—	$300,000	$420,000	150,000	$4.91	$328,362
Andrew Schmidt	03/03/2017	—	134,600	188,440	75,000	4.91	164,181
Thomas N. Blair	03/03/2017	—	142,321	199,249	75,000	4.91	164,181
	03/22/2017				51,140	—	258,768	(3)
Todd Kreter	03/03/2017	—	145,757	204,060	75,000	4.91	164,181
Ramin Massoumi	03/03/2017	—	131,583	184,216	75,000	4.91	164,181

(1)
Reflects the amount payable upon achievement of the objectives describes under the heading "Plan-Based Bonuses" below.

(2)
The dollar amounts shown represent the grant date fair value of stock options granted during the applicable fiscal year determined pursuant to the Black-Scholes-Merton option pricing formula. For a discussion of valuation assumptions used in the calculations, see Note 11 to our consolidated financial statements in the Annual Report. See also our discussion of stock-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in the Annual Report.

(3)
The March 22, 2017 grant for Mr. Blair is a grant of restricted stock units. The dollar amounts shown as the grant date fair value represents the grant date fair value determined based on the closing market price of our common stock on the grant date.

Equity Awards at Fiscal Year End

        The following table sets forth the outstanding equity awards held by each named executive officer as of March 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date
Joe Bergera	337,500	1,012,500	$2.38	09/23/15	09/22/25
Chief Executive Officer	—	150,000	4.91	03/03/17	03/02/27
Andrew Schmidt	50,000	50,000	1.79	03/16/15	03/15/25
Chief Financial Officer, Vice President of	18,750	56,250	2.37	11/02/15	11/01/25
Finance, and Secretary	—	75,000	4.91	03/03/17	03/02/27
Tom Blair	25,000	25,000	1.87	11/18/14	11/17/24
Senior Vice President,	18,750	56,250	2.37	11/02/15	11/01/25
Agriculture and Weather Analytics	—	75,000	4.91	03/03/17	03/02/27
Todd Kreter	25,000	—	2.46	02/21/08	02/20/18
Senior Vice President and	25,000	—	1.41	05/27/09	05/26/19
GM, Roadway Systems	30,000	—	1.10	08/10/11	08/09/21
	20,000	20,000	1.81	07/29/13	07/28/23
	12,500	37,500	1.87	11/18/14	11/17/24
	—	75,000	2.37	11/02/15	11/01/25
Ramin Massoumi	22,500	7,500	1.81	07/29/13	07/28/23
Senior Vice President and	10,000	10,000	1.87	11/18/14	11/17/24
GM, Transportation Systems	5,000	15,000	2.37	11/02/15	11/01/25
	—	75,000	4.91	03/03/17	03/02/27

(1)
Mr. Blair was also granted 51,140 RSUs on March 22, 2017 in addition to the stock options reported above.

2017 Option Exercises and Stock Vesting Table

        The following table provides information regarding option exercises and vesting of awards held by the named executive officers during Fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joe Bergera	—	$—	—	$—
Andrew Schmidt	—	—	—	—
Thomas N. Blair	100,000	351,000	12,500	$41,875
Todd Kreter	50,000	165,250	—	—
Ramin Massoumi	20,000	76,000	—	—

(1)
Value realized is determined by multiplying (i) the amount by which the market price of a common share on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
Value realized is determined by multiplying (i) the market price of a common share on the date of vesting by (ii) the number of shares which vested.

Employment Contracts; Termination of Employment and Change of Control Arrangements

        We do not currently have any employment contracts in effect with any of our named executive officers other than the agreements described below. We provide incentives such as salary, benefits, option grants and RSUs to attract and retain executive officers and other key employees. The plan administrator of the 2007 Omnibus Incentive Plan and 2016 Omnibus Incentive Plan has the discretion to determine whether outstanding equity awards held by our NEOs are to vest upon a qualifying termination of employment following certain changes in control of the Company, or upon such change in control, but we do not provide for any automatic "single trigger" acceleration of equity awards upon a change in control (other than the option grant received by Dr. Daly in connection with his service as a non-employee director). Other than as noted in this section, there is no agreement or policy which would automatically entitle any named executive officer to severance payments or any other compensation as a result of such officer's termination.

  Agreement with Joe Bergera

        In connection with his hiring, we entered into an employment agreement with Joe Bergera, our Chief Executive Officer, dated September 8, 2015, pursuant to which Mr. Bergera will receive an annual base salary of $385,000, which may be increased from time to time at the discretion of the Compensation Committee. Mr. Bergera will also be eligible to participate in our executive bonus plan as then in effect and his potential bonus for each year will be established annually by the Board or a committee of the Board, provided that the bonus potential for Fiscal 2016 will be $300,000, of which $150,000 was a signing bonus payable on January 31, 2016 provided that Mr. Bergera was employed by the Company as of such date. The agreement is for an initial term of three years and will renew for successive one year periods until September 2025 unless either we or Mr. Bergera provides written notice of non-renewal at least 30 days prior to the end of the initial term or renewal term, as applicable.

        Pursuant to the agreement, Mr. Bergera also received an option grant under our 2007 Omnibus Incentive Plan to purchase up to 1,350,000 shares of our common stock (the "Option"). The Option will vest in equal annual installments over four years and has an exercise price equal to the closing sales price of our common stock on the date of grant of the Option.

        If during the initial term of the agreement or any renewal term, Mr. Bergera's employment with the Company is terminated without Cause (as such term is defined in the agreement), Mr. Bergera will be entitled to receive (i) salary continuation payments for 12 months following his termination, (ii) a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee for the fiscal year in which his employment is terminated and (iii) reimbursement for the cost of COBRA coverage for a period of up to 12 months following the termination. If Mr. Bergera is terminated without Cause or resigns for Good Reason within 12 months following a Change in Control (as such terms are defined in the agreement) (such termination or resignation, a "CIC Termination"), Mr. Bergera will be entitled to receive (i) a lump sum payment equal to 125% of his base salary as then in effect, (ii) a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee for the fiscal year in which the CIC Termination occurs, (iii) reimbursement for the cost of COBRA coverage for a period of up to 12 months following the CIC Termination, and (iv) acceleration of the vesting of the Option. In addition, upon termination of his employment due to death, Mr. Bergera's estate or beneficiaries will be entitled to receive salary continuation payments in the aggregate equal to 50% of his then current base salary.

  Agreement with Andrew Schmidt

        We entered into an employment agreement dated March 9, 2015 with Andrew Schmidt, our Chief Financial Officer, in connection with his hiring. Pursuant to the agreement, Mr. Schmidt will receive an annual base salary of $325,000, which may be increased from time to time at the discretion of the Board or the Compensation Committee. He will also be eligible to participate in our executive bonus plan as then in effect and his potential bonus for each year will be established annually by the Board or the Compensation Committee, provided that the bonus potential for Fiscal 2016 was to be $125,000. The agreement will have an initial term of two years and will renew for successive one year periods until March 2025 unless either the Company or Mr. Schmidt provides written notice of non-renewal at least 30 days prior to the end of the initial term or renewal term, as applicable. The agreement was amended on June 12, 2017 and provides that if Mr. Schmidt's employment with the Company is terminated without Cause or in connection with a Change of Control (as such terms are defined in the agreement), Mr. Schmidt will be entitled to salary continuation payments for twelve months following his termination of his annual base salary as then in effect. In addition, Mr. Schmidt will be entitled to receive reimbursement for the cost of COBRA coverage for a period of up to twelve months following such termination.

Director Compensation

        Compensation of directors is determined by the Compensation Committee. The Compensation Committee has approved a compensation structure for non-employee directors consisting of a cash retainer, an annual equity award and, for Board members serving on a committee, an additional cash retainer. Directors who are our employees are not compensated for their services as directors.

Board and Committee Retainers

        For Fiscal 2017, annual cash compensation for non-employee directors was as follows:

Position	Annual Retainer
Chairman of the Board	$65,000
Non-Employee Director (other than the Chairman)	$35,000

        Additional retainers for each non-employee director who served on one or more Board committees in Fiscal 2017 were as follows:

Position	Annual Retainer
Audit Committee
Chair	$12,000
Member	$6,000
Compensation Committee
Chair	$9,000
Member	$4,500
Nominating and Corporate Governance Committee
Chair	$4,000
Member	$2,000
Finance Committee
Chair	$9,000
Member	$4,500

        All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees, but they do not receive separate meeting fees.

Annual Equity Compensation

        Non-employee directors are also eligible to receive periodic restricted stock units ("RSUs") under the Company's equity incentive plan then in effect. Each non-employee director shall be granted an annual RSU upon approval of the grant by the Compensation Committee as soon as reasonably practicable following the annual meeting of stockholders at which such director is re-elected. The annual RSU grant shall be worth $40,000 based on the closing price of the Company's common stock on the RSU grant date. Each RSU entitles the holder to receive shares of the Company's common stock upon vesting of those units. Each annual RSU vests in full upon the director's completion of one year of service measured from the date of the annual stockholders meeting to which the RSU relates. If a non-employee director joins the Board in between annual stockholder meetings, such director would receive an RSU for a pro rata portion of the annual grant, which RSU vests in full on the day before the next annual stockholders meeting.

2017 Director Compensation Table

        The following table sets forth a summary of the compensation earned in Fiscal 2017 by each non-employee director during that year:

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Units ($)(2)	Total ($)
D. Kyle Cerminara	$25,927	$49,531	$75,458
Richard Char(3)	27,750	—	27,750
Kevin C. Daly, Ph.D	49,250	39,997	89,247
Scott E. Deeter	3,548	39,997	43,545
Gregory A. Miner(3)	60,000	—	60,000
Gerard M. Mooney	45,438	39,997	85,435
Thomas L. Thomas	64,208	39,997	104,205
Mikel H. Williams	50,958	39,997	90,955

(1)
Represents amounts earned by the directors based on the arrangement described above.

(2)
The dollar amounts shown represent the grant date fair value of restricted stock unit awards granted in Fiscal 2017 determined based on the closing market price of our common stock on the grant date. At the end of Fiscal 2017, the above-listed directors held options for the following number of shares of common stock: Kevin C. Daly—70,000; Gregory A. Miner—70,000; Gerard M. Mooney—40,000; and Mikel H. Williams—60,000. At the end of Fiscal 2017, the above-listed directors held RSUs for the following number of shares of common stock: Kyle Cerminara—8,146; Kevin C. Daly—8,146; Scott E. Deeter—6,606; Gerard M. Mooney—8,146; Thomas L. Thomas—8,146; and Mikel H. Williams—8,146.

(3)
No longer on the Board as of December 16, 2017.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No interlocking relationship exists between any member of the Board of Directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.

        Kevin C. Daly, Ph.D, a member of our compensation committee, previously served as our interim Chief Executive Officer from February 2015 to September 2015.

Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and our bylaws require us to advance litigation expenses upon receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        We have entered into agreements to indemnify certain of our directors and officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of Iteris, or as a director or officer of any other company or enterprise to which the person provides services at our request.

Compensation Risk Assessment

        The Compensation Committee has evaluated our compensation programs and policies as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

  •
  Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

  •
  A portion of each executive's incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

  •
  Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

  •
  Each officer has multiple performance objectives, some of which relate to the Company as a whole, which is more difficult for an officer to manipulate.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the discussion and analysis of the compensation of our named executive officers as disclosed under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2017 Annual Meeting.

D. Kyle Cerminara Kevin C. Daly, Ph.D Thomas L. Thomas (Chairman)

 PRINCIPAL STOCKHOLDERS AND COMMON STOCK OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of July 15, 2017, the number and percentage ownership of our common stock by (i) all persons known to us to beneficially own more than 5% of the outstanding common stock, (ii) each of the named executive officers, (iii) each of our directors, and (iv) all of our executive officers and directors as a group. To our knowledge, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Lloyd I. Miller, III(3)	4,980,759	15.3%
Fundamental Global Investors, LLC and RELM Wireless Corporation(4)	2,126,948	6.5
Joe Bergera(14)	337,500	1.0
Andrew Schmidt(5)	68,750	*
Thomas N. Blair(9)	93,750	*
Todd Kreter(6)	152,361	*
Ramin Massoumi(7)	51,675	*
D. Kyle Cerminara(4)	2,137,669	6.5
Kevin C. Daly, Ph.D(8)	483,232	1.5
Scott E. Deeter	—	*
Gerard M. Mooney(10)	40,000	*
Thomas L. Thomas(11)	124,000	*
Mikel H. Williams(12)	70,000	*
All executive officers and directors as a group (11 persons)(13)	1,423,873	4.4%

*
Less than 1%.

(1)
The address of each of the directors and officers is 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705.

(2)
Based on 32,566,210 shares of common stock outstanding as of July 15, 2017. Shares of common stock subject to options or warrants which are exercisable within 60 days of July 15, 2017 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation. In addition to the shares held in the individual's name, the number of shares indicated also includes shares held for the benefit of the named person under our 401(k) plan.

(3)
Pursuant to an amendment to a Schedule 13G/A filed on January 30, 2017 with the SEC, Mr. Miller reported that, as of December 31, 2016, he had sole dispositive and voting power with respect to 4,827,822 shares as (i) the manager of a limited liability company that is the general partner of certain limited partnerships, (ii) the manager of a limited liability company that is the adviser to certain trusts, (iii) the manager of a limited liability company, (iv) trustee to a certain grantor retained annuity trust and (v) an individual. As of such date, Mr. Miller also had shared dispositive and voting power with respect to 152,937 shares as (x) an advisor to the trustee of a certain trust and (y) an agent under a general durable power of attorney with respect to shares held in a trust account. The address for Mr. Miller is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.

(4)
Pursuant to a Schedule 13D filed with the SEC on February 26, 2016, as amended on July 5, 2016, July 8, 2016, August 3, 2016, and June 20, 2017 (i) Fundamental Global Partners, LP, a Delaware limited partnership ("FGPP"); (ii) Fundamental Global Partners Master Fund, LP, a Cayman Islands exempted limited partnership ("FGPM"); (iii) Fundamental Global Investors, LLC, a North Carolina limited liability company ("FGI"); (iv) FGI Funds Management, LLC, a Florida limited liability company; (v) Joseph H. Moglia; (vi) D. Kyle Cerminara; (vii) Lewis M. Johnson; (viii) RELM Wireless Corporation, a Nevada corporation ("RELM"); and (ix) Tactical Capital Investments LLC, a Delaware limited liability company and a wholly-owned subsidiary of RELM, reported that, as of June 20, 2017, they beneficially owned in the aggregate 2,126,948 shares of Iteris' common stock, of which 261,231, 250,789, and 1,614,928 shares are held directly by FGPP, FGPM and RELM, respectively. Of the shares attributed to RELM, 100 shares are held by RELM of record; the remaining shares held by RELM are in an account that is managed by CWA Asset Management Group, LLC (doing business as "Capital Wealth Advisors"). Share purchases by RELM were made through Tactical Capital Investments LLC. In addition, as reported in its Schedule 13-D, CWA Asset Management Group, LLC, which is 50% owned by FGI, held 104,078 shares for account of individual investors. Mr. Cerminara directly held 2,605 shares and 8,145 RSUs.

FGI may be deemed to beneficially own the shares of common stock disclosed as directly owned by FGPP and FGPM. As principals of FGI, Messrs. Cerminara, Johnson and Moglia may be deemed to beneficially own the shares of common stock disclosed as directly owned by FGPP and FGPM. FGI Funds Management, LLC, as the investment manager to FGPP and FGPM as the relying manager to FGI, may be deemed to beneficially own the shares of common stock disclosed as directly owned by FGPP and FGPM. As principals of FGI Funds Management, LLC, Messrs. Cerminara and Johnson may be deemed to beneficially own the shares of common stock disclosed as directly owned by FGPP and FGPM. FGI and its affiliates, as the largest stockholder of RELM, may be deemed to beneficially own the shares of common stock disclosed as directly owned by RELM. As principals of FGI and directors of RELM, Messrs. Cerminara and Johnson may be deemed to beneficially own the shares of common stock disclosed as directly owned by RELM. Messrs. Cerminara, Johnson and Moglia expressly disclaim such beneficial ownership. FGI expressly disclaims beneficial ownership of the shares of common stock held by RELM.

Each of FGPP and FGPM beneficially owns, and has the shared power to direct the voting and disposition of, the shares of common stock disclosed as beneficially owned by it. FGI has the shared power to direct the voting and disposition of the shares of common stock held by FGPP and FGPM. FGI Funds Management, LLC, as the investment manager of FGPP and FGPM as the relying manager to FGI, has the shared power to direct the voting and disposition of the shares of common stock held by FGPP and FGPM. Messrs. Cerminara and Johnson, as principals of FGI Funds Management, LLC, may be deemed to have the shared power to direct the voting and disposition of the shares of common stock held by FGPP and FGPM. Messrs. Cerminara, Johnson and Moglia, as principals of FGI, may be deemed to have the shared power to direct the voting and disposition of the shares of common stock held by FGPP and FGPM. RELM beneficially owns, and has the shared power to direct the voting and disposition of, the shares of common stock disclosed as beneficially owned by it. As principal of FGI and directors of RELM, Messrs. Cerminara and Johnson, and FGI may be deemed to have the shared power to direct the voting and disposition of the shares of common stock held by RELM.

The principal business addresses of the various entities and persons are as follows: (i) RELM and Tactical Capital Investments LLC: 7100 Technology Drive, West Melbourne, Florida 32904; (ii) FGPP, FGI and Mr. Moglia: 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209;

  (iii) FGPM: c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands; (iv) FGI Funds Management, LLC: 9130 Galleria Court, Third Floor, Naples, Florida 34109; (v) Mr. Cerminara: c/o Fundamental Global Investors, LLC, 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209; c/o Ballantyne Strong, Inc., 11422 Miracle Hills Drive, Suite 300, Omaha, Nebraska 68154; and 131 Plantation Ridge Dr., Suite 100, Mooresville, North Carolina 28117; and (vi) Mr. Johnson: c/o CWA Asset Management Group, LLC, 9130 Galleria Court, Third Floor, Naples, Florida 34109, and c/o Fundamental Global Investors, LLC, 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209.

(5)
Includes 68,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(6)
Includes 103,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(7)
Includes 37,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(8)
Consists of (i) 407,019 shares held by the Daly Family Trust, of which Dr. Daly is a trustee, (ii) 6,113 shares held by Dr. Daly's IRA, (iii) 100 shares held by Dr. Daly's spouse; and (iv) 70,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(9)
Includes 43,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(10)
Consists of 40,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(11)
Consists of (i) 15,000 shares held directly by Mr. Thomas and (ii) 109,000 shares held by Mr. Thomas's IRA.

(12)
Includes 60,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(13)
Includes 692,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

(14)
Includes 337,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 15, 2017.

Equity Compensation Plans

        The following table provides information as of March 31, 2017 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)
Equity Compensation Plans Approved by Security Holders
2007 Omnibus Incentive Plan	3,035,125	(1)	$2.15	(2)	—
2016 Omnibus Incentive Plan	972,976	(3)	$4.92	(4)	2,443,382
Equity Compensation Plans Not Approved by Security Holders
None
Total	4,008,101	(1)(3)	$2.76	(2)(4)	2,443,382

(1)
Includes 93,125 shares of our common stock subject to RSUs that entitle each holder to one share of common stock for each such unit, which vests over the holder's period of continued service.

(2)
Calculated without taking into account the 93,125 shares of common stock subject to outstanding RSUs that become issuable as those units vest, without the payment of any additional consideration or exercise price.

(3)
Includes 138,476 shares of our common stock subject to RSUs that entitle each holder to one share of common stock for each such unit, which vests over the holder's period of continued service.

(4)
Calculated without taking into account the 138,476 shares of common stock subject to outstanding RSUs that become issuable as those units vest, without the payment of any additional consideration or exercise price.

 CERTAIN TRANSACTIONS

        Since April 1, 2014, other than the agreements and transactions described in "Item 11. Executive Compensation" and the transactions described below, there has not been, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or the average of our total assets at year-end for the last two fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

        We previously subleased office space to Maxxess Systems, Inc. ("Maxxess"), one of our former subsidiaries that we sold in September 2003 and is currently owned by an investor group that includes one of our directors, who is also a director of Maxxess and previously served as its CEO. The sublease terminated in September 2007, at which time Maxxess owed us an aggregate of $274,000 related to this sublease and certain ancillary corporate services that we provided to Maxxess. In August 2009, Maxxess executed a promissory note payable to us for $274,000. On July 23, 2013, the promissory note with Maxxess was amended and restated. The amended and restated note bears interest at a rate of 6% per annum, compounded annually, with accrued interest to be paid quarterly on the first business day of each calendar quarter. Payments under the amended and restated note may only be made in cash and all amounts outstanding will become due and payable on the earliest of (i) August 10, 2016, (ii) a change of control in Maxxess or (iii) a financing by Maxxess resulting in gross proceeds of at least $10 million. As of March 31, 2017, $145,552 of the original principal balance was outstanding and payable to us. For each of the fiscal years ended March 31, 2017 and 2016, interest payments totaling approximately $10,000 and $14,000, respectively, were made by Maxxess. We have previously fully reserved for amounts owed to us by Maxxess and all outstanding principal remains fully reserved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Based solely on a review of copies of such forms received with respect to Fiscal 2017 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that the following two Form 4 reports were filed late during Fiscal 2017: (i) Mr. Kreter sold 28,252 shares on March 16, 2017 and the Form 4 was filed on April 5, 2017; and (ii) Mr. Massoumi sold 2,000 shares on February 22, 2017 and the Form 4 was filed on February 27, 2017.

ANNUAL REPORT

        A copy of our Annual Report (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to Investor Relations, Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705. The Annual Report (including the exhibits thereto) is also available on the SEC's website at www.sec.gov.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting"). Stockholder proposals that are intended to be presented at our 2018 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than June 1, 2018.

        If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the proposal or nomination must be received by us on or between July 11, 2018, 2018 and August 10, 2018. If the date of the 2018 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2017 Annual Meeting of Stockholders (a situation that we do not anticipate), then the stockholder must submit any such proposal or nomination not later than the close of business of the 10th day following the earlier of (i) the day on which the notice of the meeting was mailed or (ii) public disclosure of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

        In addition, with respect to any proposal that a stockholder presents at the 2018 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

        Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the 2018 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

        The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

THE BOARD OF DIRECTORS OF ITERIS, INC.

Santa Ana, California
September 29, 2017

 Appendix A

ITERIS, INC. EMPLOYEE STOCK PURCHASE PLAN

        1.    Purpose.    This Iteris, Inc. ("Company") Employee Stock Purchase Plan (the "Plan") is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

        2.    Definitions.

        "Board or Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

        "Code" means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

        "Committee" means the Compensation Committee or other committee appointed by the Board to administer the Plan.

        "Common Stock" means the common stock of the Company, par value $0.10 per share.

        "Company" means Iteris, Inc., a Delaware corporation, including any successor thereto.

        "Compensation" means the fixed salary or base wage paid by the Company or a Participating Subsidiary to a Participant as reported by the Company or a Participating Subsidiary, as applicable, to the United States government for income tax purposes, including bonuses and commissions and an Employee's portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards.

        "Corporate Transaction" means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

        "Designated Broker" means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

        "Effective Date" means January 1, 2018, subject to the Plan obtaining stockholder approval in accordance with Section 19.11 hereof.

        "Employee" means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

        "Eligible Employee" means an Employee who is customarily employed (and regularly scheduled) for at least twenty (20) hours per week and more than five (5) months in any calendar year.

Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering Employees who are "highly compensated employees" of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.

        "Enrollment Form" means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

        "ESPP Share Account" means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, as of any date, the value of the shares of Common Stock as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the NASDAQ Stock Market, the Fair Market Value shall be the closing selling price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) at the close of regular hours trading (i.e., before after-hours trading begins) as quoted on such exchange or system on the day of determination, as reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. In the absence of an established market for the shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

        "Offering Date" means the first Trading Day of each Offering Period as designated by the Committee.

        "Offering" or "Offering Period" means a period of six months beginning each January 1st and July 1st of each year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

        "Participant" means an Eligible Employee who is actively participating in the Plan.

        "Participating Subsidiaries" means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.

        "Plan" means this Iteris, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

        "Purchase Date" means the last Trading Day of each Offering Period.

        "Purchase Price" means an amount equal to the lesser of (1) eighty-five percent (85%) (or such greater percentage as determined by the Committee) of the Fair Market Value on the Offering Date or (2) eighty-five percent (85%) (or such greater percentage as determined by the Committee) of the Fair Market Value on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" means any domestic corporation, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

        "Trading Day" means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

        3.    Administration.    The Plan shall be administered by the Committee, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan's administration and take any other actions necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The Committee shall have the authority and discretion to change the Purchase Price within the parameters set forth above, and if the Committee changes the Purchase Price from one Offering Period to another, the Company will notify Participants of any change in Purchase Price at least fifteen (15) days prior to the beginning of the next Offering Period to which the changed Purchase Price applies. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

        4.    Eligibility.    Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the Offering Date for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

        Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

        5.    Offering Periods.    The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

        6.    Participation.

          6.1    Enrollment; Payroll Deductions.    An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 15% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.

          6.2    Election Changes.    During an Offering Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions and any change shall become effective on the next payroll period that begins no earlier than five (5) business days after the Company's receipt of a new Enrollment Form or such other notice period as may be established by the Compensation Committee from time to time in its sole discretion (to the extent practical under the Company's payroll practices) following delivery of a new Enrollment Form. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Offering Period.

          6.3    Automatic Re-enrollment.    The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

        7.    Grant of Option.    On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant's accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than 5,000 shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan).

        8.    Exercise of Option/Purchase of Shares.    A Participant's option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant's accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant's notional account. No fractional shares may be purchased but any remaining funds that are not used to purchase Common Stock will carry forward to the next Offering Period, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

        9.    Transfer of Shares.    As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.

        10.    Withdrawal.

          10.1    Withdrawal Procedure.    A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at any time before the Purchase Date, provided that such revised Enrollment Form is received at least ten (10) business days prior to the Purchase Date (or such other period as may be established by the Compensation Committee from time to time in its sole discretion). The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant's Enrollment Form indicating his or her election to withdraw and the Participant's option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

          10.2    Effect on Succeeding Offering Periods.    A Participant's election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding

  Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws, provided the Participant submits a new Enrollment Form in accordance with this Plan.

        11.    Termination of Employment; Change in Employment Status.    Upon termination of a Participant's employment for any reason, including death, disability or retirement, or a change in the Participant's employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least fifteen days (or such other period as may be established by the Compensation Committee from time to time in its sole discretion) before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant's notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant's death, to the person(s) entitled to such amounts under Section 17, and the Participant's option shall be automatically terminated. If the Participant's termination of employment or change in status occurs within fifteen days (or such other period as may be established by the Compensation Committee from time to time in its sole discretion) before a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on the Purchase Date.

        12.    Interest.    No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

        13.    Shares Reserved for Plan.

          13.1    Number of Shares.    A total of One Million (1,000,000) shares of Common Stock have been reserved as authorized for the grant of options under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.

          13.2    Over-subscribed Offerings.    The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

        14.    Transferability.    No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

        15.    Application of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

        16.    Statements.    Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant's notional account.

        17.    Designation of Beneficiary.    A Participant may file, on forms supplied by the Company, a written designation of beneficiary who is to receive any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if any, from the Participant's ESPP Share Account under the Plan in the event of such Participant's death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant's notional account in the event of the Participant's death prior to the Purchase Date of an Offering Period.

        18.    Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

          18.1    Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, reincorporation, other reorganization, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company's structure affecting the Common Stock occurs without the Company's receipt of consideration, or should the value of shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

          18.2    Dissolution or Liquidation.    Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company's proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

          18.3    Corporate Transaction.    In the event of a Corporate Transaction, the Committee may cause each outstanding option to be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation does not assume or substitute the option, the Committee may either: (a) shorten the Offering Period with respect to which the option relates and set a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10; or (b) terminate the Offering Period and refund all accumulated payroll deductions to the Participants.

        19.    General Provisions.

          19.1    Equal Rights and Privileges.    Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

          19.2    No Right to Continued Service.    Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

          19.3    Rights as Stockholder.    A Participant will become a stockholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant's ESPP Share Account. A Participant will have no rights as a stockholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a stockholder as provided above.

          19.4    Successors and Assigns.    The Plan shall be binding on the Company and its successors and assigns.

          19.5    Entire Plan.    This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

          19.6    Compliance with Law.    The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

          19.7    Notice of Disqualifying Dispositions.    Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

          19.8    Term of Plan.    The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten years.

          19.9    Amendment or Termination.    The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason, provided, however, that in no event may the Committee effect any of the following amendments or revisions to the Plan without the approval of the Company's shareholders: (i) increase the number of shares of Common Stock issuable under the Plan (other than adjustments pursuant to Section 19.1) or (ii) materially modify the requirements for eligibility to participate in the Plan. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

          19.10    Applicable Law.    The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state's conflict of law rules.

          19.11    Stockholder Approval.    The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

          19.12    Section 423.    The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

          19.13    Withholding.    To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

          19.14    Severability.    If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

          19.15    Headings.    The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

PROXY

ITERIS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ITERIS, INC. hereby appoints  JOE BERGERA and ANDREW SCHMIDT, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Iteris to be held at the Company’s principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA, 92705, on November 8, 2017 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof (the “Annual Meeting”), and to vote all shares of common stock of Iteris held of record by the undersigned on September 11, 2017, with all the powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED OR, IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL ONE, “FOR” EACH OF THE OTHER PROPOSALS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C.	Non-Voting Items
Change of Address - Please print new address below

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

A.    Proposals  - The Board of Directors recommends a vote FOR all of the nominees listed below, and FOR Proposals 2 and 3.

☒ Please mark votes as in this example.

1.

Election of Directors:  To elect Joe Bergera, Kevin C. Daly, Ph.D., Scott E. Deeter, Gerard M. Mooney, Thomas L. Thomas and Mikel H. Williams to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until his successor is elected and qualified.

	☐ Mark here to vote FOR all nominees	☐ Mark here to WITHHOLD vote from all nominees	☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	Approval of the Iteris, Inc. Employee Stock Purchase Plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Iteris for the fiscal year ending March 31, 2018.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

B.	Authorized Signature - This section must be completed for your vote to be counted.

Date and Sign below. This Proxy must be signed exactly as your name appears hereon.  Executors, administrators, trustees, etc., should give full title as such.  If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B and C
ON BOTH SIDES OF THIS CARD.

QuickLinks

PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL TWO: APPROVAL OF EMPLOYEE SHARE PURCHASE PLAN
PROPOSAL THREE: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PRINCIPAL STOCKHOLDERS AND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER BUSINESS
Appendix A ITERIS, INC. EMPLOYEE STOCK PURCHASE PLAN